EXHIBIT 21


                        LIST OF SUBSIDIARIES OF IGI, INC.


                       IGEN, Inc., a Delaware corporation

                  ImmunoGenetics, Inc., a Delaware corporation

                 Marketing Aspects, Inc., a Delaware corporation

                    Blood Cells, Inc., a Delaware corporation

                    Flavorsome, Ltd., a Delaware corporation

                    Vista, Inc., a Virgin Island corporation